                                  Exhibit 21.1



Subsidiary                               Jurisdiction of Incorporation
----------                               -----------------------------
eCoupons, Inc.                                      Delaware

Media Outsourcing, Inc.                             Delaware

National Syndications, Inc.                         Delaware

Preferred Consumer Marketing, Inc.                  Florida